Exhibit 4.3

Execution Copy

CAPITAL SECURITIES GUARANTEE AGREEMENT

AIR T, INC.

AND

DELAWARE TRUST COMPANY

DATED: June 10, 2019

ii

CROSS REFERENCE TABLE

Section of Trust Indenture Act of 1939, as Amended	Section of Guarantee Agreement

310(a)	4.1(a)
310(b)	4.1(c), 2.8
310(c)	Inapplicable
311(a)	2.2(b)
311(b)	2.2(b)
311(c)	Inapplicable
312(a)	2.2(a)
312(b)	2.2(b)
313	2.3
314(a)	2.4
314(b)	Inapplicable
314(c)	2.5
314(d)	Inapplicable
314(e)	1.1, 2.5, 3.2
314(f)	2.1, 3.2
315(a)	3.1(d)
315(b)	2.7
315(c)	3.1
315(d)	3.1(d)
316(a)	1.1, 3.6, 5.4
316(b)	5.3
316(c)	8.2
317(a)	Inapplicable
317(b)	Inapplicable
318(a)	2.1(b)
318(b)	2.1
318(c)	2.1(a)

iii

CAPITAL SECURITIES GUARANTEE AGREEMENT

This GUARANTEE AGREEMENT (the “Capital Securities Guarantee”), dated as of June 10, 2019, is executed and delivered by Air T, Inc., a Delaware corporation (the “Guarantor”), and Delaware Trust Company, a Delaware chartered trust company, as trustee (the “Capital Guarantee Trustee”), for the benefit of the Holders (as defined herein) from time to time of the Capital Securities (as defined herein) of Air T Funding, a Delaware statutory trust (“Air T Funding”).

WHEREAS, pursuant to an Amended and Restated Trust Agreement (the “Trust Agreement”) dated as of June 10, 2019 among the trustees of Air T Funding named therein, the Guarantor, as sponsor, Air T Funding is issuing on the date hereof 1,600,000 preferred securities, having an aggregate liquidation amount of $4,000,000, designated the 8.0% Cumulative Capital Securities (also referred to as the Alpha Income Trust Preferred Securities) (the “Initial Issuance”);

WHEREAS, Air T Funding may issue warrants representing the right to purchase up to another 8,400,000 8.0% Cumulative Capital Securities (also referred to as the Alpha Income Trust Preferred Securities), having an aggregate liquidation amount of $21,000,000, (together with the Initial Issuance, the “Capital Securities”); and

WHEREAS, as incentive for the Holders to purchase the Capital Securities, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth in this Capital Securities Guarantee, to pay to the Holders of the Capital Securities the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the purchase by each Holder of Capital Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Capital Securities Guarantee for the benefit of the Holders.

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1     Definitions and Interpretation

In this Capital Securities Guarantee, unless the context otherwise requires:

(a)     capitalized terms used in this Capital Securities Guarantee but not defined in the preamble above have the respective meanings assigned to them in this Section 1.1;

(b)     a term defined anywhere in this Capital Securities Guarantee has the same meaning throughout;

(c)     all references to “the Capital Securities Guarantee” or “this Capital Securities Guarantee” are to this Capital Securities Guarantee as modified, supplemented or amended from time to time;

(d)     all references in this Capital Securities Guarantee to Articles and Sections are to Articles and Sections of this Capital Securities Guarantee, unless otherwise specified;

(e)     a term defined in the Trust Indenture Act has the same meaning when used in this Capital Securities Guarantee, unless otherwise defined in this Capital Securities Guarantee or unless the context otherwise requires; and

(f)     a reference to the singular includes the plural and vice versa.

“Affiliate” has the same meaning as given to that term in Rule 405 of the Securities Act of 1933, as amended, or any successor rule thereunder.

“Business Day” means any day other than (a) a Saturday or Sunday, (b) a day on which banking institutions in the State of Minnesota are authorized or required by law or executive order to remain closed, or (c) a day on which the Capital Guarantee Trustee’s Corporate Trust Office is closed for business.

“Corporate Trust Office” means the office of the Capital Guarantee Trustee at which the corporate trust business of the Capital Guarantee Trustee shall, at any particular time, be principally administered, which office at the date of execution of this Agreement is located at 251 Little Falls Dr., Wilmington, Delaware 19808, Attn: Corporate Trust.

“Covered Person” means any Holder or beneficial owner of Capital Securities.

“Debt” means with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent: (i) every obligation of such person for money borrowed; (ii) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person; (iv) every obligation of such person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such person; and (vi) every obligation of the type referred to in clauses (i) through (v) of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

“Event of Default” means a default by the Guarantor on any of its payment or other obligations under this Capital Securities Guarantee.

“Guarantee Payments” means the following payments or distributions, without duplication, with respect to the Capital Securities, to the extent not paid or made by Air T Funding: (i) any accrued and unpaid Distributions (as defined in the Trust Agreement) that are required to be paid on such Capital Securities to the extent Air T Funding shall have funds available therefor, (ii) the redemption price, including all accrued and unpaid Distributions to the date of redemption (the “Redemption Price”) to the extent Air T Funding has funds available therefor, with respect to any Capital Securities called for redemption by Air T Funding, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of Air T Funding (other than in connection with the distribution of Junior Subordinated Debentures to the Holders in exchange for Capital Securities as provided in the Trust Agreement), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid Distributions on the Capital Securities to the date of payment, to the extent Air T Funding shall have funds available therefor, and (b) the amount of assets of Air T Funding remaining available for distribution to Holders in liquidation of Air T Funding (in either case, the “Liquidation Distribution”).

“Holder” shall mean any holder, as registered on the books and records of Air T Funding of any Capital Securities; provided, however, that, in determining whether the holders of the requisite percentage of Capital Securities have given any request, notice, consent or waiver hereunder, “Holder” shall not include the Guarantor or any Affiliate of the Guarantor.

“Indemnified Person” means the Capital Guarantee Trustee, any Affiliate of the Capital Guarantee Trustee, or any officers, directors, shareholders, members, partners, employees, representatives, nominees, custodians or agents of the Capital Guarantee Trustee.

“Indenture” means the Subordinated Indenture dated as of June 10, 2019, among the Guarantor (the “Debenture Issuer”) and Delaware Trust Company, as trustee, and any indenture supplemental thereto pursuant to which the Junior Subordinated Debentures are to be issued to the Property Trustee of Air T Funding.

“Junior Subordinated Debentures” means the series of junior subordinated deferrable interest debt securities of the Guarantor designated the 8.0% Junior Subordinated Debentures due 2049 held by the Property Trustee (as defined in the Trust Agreement) of Air T Funding.

“Majority in liquidation amount of the Capital Securities” means, except as provided by the Trust Indenture Act, a vote by Holder(s) of Capital Securities, voting separately as a class, of more than 50% of the liquidation amount (including the stated amount that would be paid on redemption, liquidation or otherwise, plus accrued and unpaid Distributions to the date upon which the voting percentages are determined) of all Capital Securities.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by two Authorized Officers of such Person. Any Officers’ Certificate delivered with respect to compliance with a condition or covenant provided for in this Capital Securities Guarantee shall include:

(a)     a statement that each officer signing the Officers’ Certificate has read the covenant or condition and the definition relating thereto;

(b)     a brief statement of the nature and scope of the examination or investigation undertaken by each officer in rendering the Officers’ Certificate;

(c)     a statement that each such officer has made such examination or investigation as, in such officer’s opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)     a statement as to whether, in the opinion of each such officer, such condition or covenant has been complied with.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

“Capital Guarantee Trustee” means Delaware Trust Company until a Successor Capital Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Capital Securities Guarantee and thereafter means each such Successor Capital Guarantee Trustee.

“Responsible Officer” means, with respect to the Capital Guarantee Trustee, any officer within the Corporate Trust Office of the Capital Guarantee Trustee, including any vice-president, any assistant vice-president, any assistant secretary, the treasurer, any assistant treasurer or other officer of the Corporate Trust Office of the Capital Guarantee Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer’s knowledge of and familiarity with the particular subject.

“Successor Capital Guarantee Trustee” means a successor Capital Guarantee Trustee possessing the qualifications to act as Capital Guarantee Trustee under Section 4.1.

“Senior and Subordinated Debt” means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Guarantor whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Capital Securities Guarantee or to other Debt which is pari passu with, or subordinated to, the Capital Securities Guarantee; provided, however, that Senior and Subordinated Debt shall not be deemed to include (i) any Debt of the Guarantor which when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Guarantor, (ii) any Debt of the Guarantor to any of its subsidiaries, (iii) any Debt to any employee of the Guarantor, (iv) any Debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such Debt by the holders of the Junior Subordinated Debentures as a result of the subordination provisions of the Indenture would be greater than they otherwise would have been as a result of any obligation of such holders to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such Debt is subject, (v) the Junior Subordinated Debentures, and (vi) any other debt securities issued pursuant to the Indenture and any other junior subordinated debt securities issued to a trust subsidiary of the Company and guarantees pursuant to such securities (such other debt securities and guarantees being pari passu in right of payment to the Capital Securities Guarantee).

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

ARTICLE II

TRUST INDENTURE ACT

SECTION 2.1     Trust Indenture Act; Application

(a)     This Capital Securities Guarantee is subject to the provisions of the Trust Indenture Act that are required to be part of this Capital Securities Guarantee and shall, to the extent applicable, be governed by such provisions; and

(b)     If and to the extent that any provision of this Capital Securities Guarantee limits, qualifies or conflicts with the duties imposed by Section 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control.

SECTION 2.2     Lists of Holders of Securities

(a)     The Guarantor shall provide the Capital Guarantee Trustee with a list, in such form as the Capital Guarantee Trustee may reasonably require, of the names and addresses of the Holders of the Capital Securities (“List of Holders”) (i) on or before January 1 and July 1 of each year, and (ii) at any other time within 30 days of receipt by the Guarantor of a written request for a List of Holders, as of a date no more than 14 days before such List of Holders is given to the Capital Guarantee Trustee provided, that the Guarantor shall not be obligated to provide such List of Holders at any time the List of Holders does not differ from the most recent List of Holders given to the Capital Guarantee Trustee by the Guarantor. The Capital Guarantee Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.

(b)     The Capital Guarantee Trustee shall comply with its obligations under Sections 311(a), 311(b) and Section 312(b) of the Trust Indenture Act.

SECTION 2.3     Reports by the Capital Guarantee Trustee

On or before July 15 of each year, the Capital Guarantee Trustee shall provide to the Holders of the Capital Securities such reports as are required by Section 313 of the Trust Indenture Act, if any, in the form and in the manner provided by Section 313 of the Trust Indenture Act. The Capital Guarantee Trustee shall also comply with the requirements of Section 313(d) of the Trust Indenture Act.

SECTION 2.4     Periodic Reports to Capital Guarantee Trustee

The Guarantor shall provide to the Capital Guarantee Trustee such documents, reports and information as required by Section 314 of the Trust Indenture Act, if any, and the compliance certificate required by Section 314 of the Trust Indenture Act in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act.

SECTION 2.5     Evidence of Compliance with Conditions Precedent

The Guarantor shall provide to the Capital Guarantee Trustee such evidence of compliance with the conditions precedent, if any, provided for in this Capital Securities Guarantee that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) may be given in the form of an Officers’ Certificate.

SECTION 2.6     Events of Default; Waiver

The Holders of a Majority in liquidation amount of Capital Securities may, by vote, on behalf of the Holders of all of the Capital Securities, waive any past Event of Default and its consequences. Upon such waiver, any such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Capital Securities Guarantee, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

SECTION 2.7     Event of Default; Notice

(a)     The Capital Guarantee Trustee shall, within 90 days after the Capital Guarantee Trustee has actual knowledge of the occurrence of an Event of Default, transmit by mail, first class postage prepaid, to the Holders of the Capital Securities, notices of such Event of Default, unless such default has been cured before the giving of such notice, and the Capital Guarantee Trustee shall be protected in withholding such notice if and so long as a Responsible Officer of the Capital Guarantee Trustee in good faith determines that such default has been cured.

(b)     The Capital Guarantee Trustee shall not be deemed to have knowledge of any Event of Default unless the Capital Guarantee Trustee shall have received a properly addressed written notice, or of which a Responsible Officer of the Capital Guarantee Trustee charged with the administration of the Trust Agreement shall have obtained actual knowledge.

SECTION 2.8     Conflicting Interests

The Trust Agreement shall be deemed to be specifically described in this Capital Securities Guarantee for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.

ARTICLE III

POWERS, DUTIES AND RIGHTS OF

CAPITAL GUARANTEE TRUSTEE

SECTION 3.1     Powers and Duties of the Capital Guarantee Trustee

(a)     This Capital Securities Guarantee shall be held by the Capital Guarantee Trustee for the benefit of the Holders of the Capital Securities, and the Capital Guarantee Trustee shall not transfer this Capital Securities Guarantee to any Person except a Holder of Capital Securities exercising his or her rights pursuant to Section 5.4(b) or to a Successor Capital Guarantee Trustee on acceptance by such Successor Capital Guarantee Trustee of its appointment to act as Successor Capital Guarantee Trustee. The right, title and interest of the Capital Guarantee Trustee shall automatically vest in any Successor Capital Guarantee Trustee, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Capital Guarantee Trustee.

(b)     If an Event of Default actually known to a Responsible Officer of the Capital Guarantee Trustee has occurred and is continuing, the Capital Guarantee Trustee shall enforce this Capital Securities Guarantee for the benefit of the Holders of the Capital Securities.

(c)     The Capital Guarantee Trustee, before the occurrence of any Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Capital Securities Guarantee, and no implied covenants shall be read into this Capital Securities Guarantee against the Capital Guarantee Trustee. In case an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.6) and is actually known to a Responsible Officer of the Capital Guarantee Trustee, the Capital Guarantee Trustee shall exercise such of the rights and powers vested in it by this Capital Securities Guarantee, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(d)     No provision of this Capital Securities Guarantee shall be construed to relieve the Capital Guarantee Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)     prior to the occurrence of any Event of Default and after the curing or waiving of all such Events of Default that may have occurred:

(A)     the duties and obligations of the Capital Guarantee Trustee shall be determined solely by the express provisions of this Capital Securities Guarantee, and the Capital Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Capital Securities Guarantee, and no implied covenants or obligations shall be read into this Capital Securities Guarantee against the Capital Guarantee Trustee; and

(B)     in the absence of bad faith on the part of the Capital Guarantee Trustee, the Capital Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Capital Guarantee Trustee and conforming to the requirements of this Capital Securities Guarantee; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Capital Guarantee Trustee, the Capital Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Capital Securities Guarantee;

(ii)     the Capital Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Capital Guarantee Trustee, unless it shall be proved that the Capital Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

(iii)     the Capital Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a Majority in liquidation amount of the Capital Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Capital Guarantee Trustee, or exercising any trust or power conferred upon the Capital Guarantee Trustee under this Capital Securities Guarantee; and

(iv)     no provision of this Capital Securities Guarantee shall require the Capital Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers if the Capital Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Capital Securities Guarantee or indemnity, reasonably satisfactory to the Capital Guarantee Trustee, against such risk or liability is not reasonably assured to it.

(e)     Notwithstanding any provision of this Capital Securities Guarantee to the contrary,

(i)       the Capital Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Capital Securities Guarantee except upon the request, order or direction of the Holders of a majority in Liquidation Amount of the Capital Securities;

(ii)     the Capital Guarantee Trustee shall be under no obligation to exercise any such rights or powers vested in it by this Capital Securities Guarantee or act at the request or direction of any of the Holders pursuant to this Capital Securities Guarantee, unless such Holders shall have provided to the Capital Guarantee Trustee requested advances and reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction; and

(iii)     in addition to the provisions hereof, the Capital Guarantee Trustee shall be entitled to the rights, protections and indemnities afforded the Property Trustee under the Trust Agreement.

SECTION 3.2     Certain Rights of Capital Guarantee Trustee

(a)     Subject to the provisions of Section 3.1:

(i)      The Capital Guarantee Trustee may conclusively rely upon, and shall be fully protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(ii)      Any direction or act of the Guarantor contemplated by this Capital Securities Guarantee shall be sufficiently evidenced by an Officers’ Certificate.

(iii)     Whenever, in the administration of this Capital Securities Guarantee, the Capital Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Capital Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and conclusively rely upon an Officers’ Certificate which, upon receipt of such request, shall be promptly delivered by the Guarantor.

(iv)     The Capital Guarantee Trustee shall have no duty to see to any recording, filing or registration of any instrument (or any rerecording, refiling or registration thereof).

(v)     The Capital Guarantee Trustee may consult with counsel, and the written advice or opinion of such counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion. Such counsel may be counsel to the Guarantor or any of its Affiliates and may include any of its employees. The Capital Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Capital Securities Guarantee from any court of competent jurisdiction.

(vi)     The Capital Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Capital Securities Guarantee at the request or direction of any Holder, unless such Holder shall have provided to the Capital Guarantee Trustee such security and indemnity, reasonably satisfactory to the Capital Guarantee Trustee, against the costs, expenses (including attorneys’ fees and expenses and the expenses of the Capital Guarantee Trustee’s agents, nominees or custodians) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Capital Guarantee Trustee.

(vii)    The Capital Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Capital Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

(viii)   The Capital Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, nominees, custodians or attorneys, and the Capital Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(ix)     Any action taken by the Capital Guarantee Trustee or its agents hereunder shall bind the Holders of the Capital Securities, and the signature of the Capital Guarantee Trustee or its agents alone shall be sufficient and effective to perform any such action. No third party shall be required to inquire as to the authority of the Capital Guarantee Trustee to so act or as to its compliance with any of the terms and provisions of this Capital Securities Guarantee, both of which shall be conclusively evidenced by the Capital Guarantee Trustee’s or its agent’s taking such action.

(x)     Whenever in the administration of this Capital Securities Guarantee the Capital Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Capital Guarantee Trustee (i) may request instructions from the Holders of a Majority in liquidation amount of the Capital Securities, (ii) may refrain from enforcing such remedy or right or taking such other action until such instructions are received, and (iii) shall be protected in conclusively relying on or acting in accordance with such instructions.

In no event shall the Capital Guarantee Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (Including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(b)     No provision of this Capital Securities Guarantee shall be deemed to impose any duty or obligation on the Capital Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Capital Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Capital Guarantee Trustee shall be construed to be a duty.

SECTION 3.3     Not Responsible for Recitals or Issuance of Guarantee

The recitals contained in this Capital Securities Guarantee shall be taken as the statements of the Guarantor, and the Capital Guarantee Trustee does not assume any responsibility for their correctness. The Capital Guarantee Trustee makes no representation as to the validity or sufficiency of this Capital Securities Guarantee.

ARTICLE IV

CAPITAL GUARANTEE TRUSTEE

SECTION 4.1     Capital Guarantee Trustee; Eligibility

(a)     There shall at all times be a Capital Guarantee Trustee which shall:

(i)     not be an Affiliate of the Guarantor; and

(ii)     be a corporation or trust company organized and doing business under the laws of the United States of America or any State or Territory thereof or of the District of Columbia, or a corporation or Person permitted by the Securities and Exchange Commission to act as an institutional trustee under the Trust Indenture Act, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000, and subject to supervision or examination by Federal, State, Territorial or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority referred to above, then, for the purposes of this Section 4.1(a)(ii), the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

(b)     If at any time the Capital Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Capital Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.2(c).

(c)     If the Capital Guarantee Trustee has or shall acquire any “conflicting interest” within the meaning of Section 310(b) of the Trust Indenture Act, the Capital Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.

SECTION 4.2     Appointment, Removal and Resignation of Capital Guarantee Trustees

(a)     Subject to Section 4.2(b), the Capital Guarantee Trustee may be appointed or removed without cause at any time by the Guarantor.

(b)     The Capital Guarantee Trustee shall not be removed in accordance with Section 4.2(a) until a Successor Capital Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Capital Guarantee Trustee and delivered to the Guarantor.

(c)     The Capital Guarantee Trustee appointed to office shall hold office until a Successor Capital Guarantee Trustee shall have been appointed or until its removal or resignation. The Capital Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Capital Guarantee Trustee and delivered to the Guarantor, which resignation shall not take effect until a Successor Capital Guarantee Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Capital Guarantee Trustee and delivered to the Guarantor and the resigning Capital Guarantee Trustee.

(d)     If no Successor Capital Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.2 within 60 days after delivery to the Guarantor of an instrument of resignation, the resigning Capital Guarantee Trustee may petition any court of competent jurisdiction for appointment of a Successor Capital Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Capital Guarantee Trustee.

(e)     No Capital Guarantee Trustee shall be liable for the acts or omissions to act of any Successor Capital Guarantee Trustee.

(f)     Upon termination of this Capital Securities Guarantee or removal or resignation of the Capital Guarantee Trustee pursuant to this Section 4.2, the Guarantor shall pay to the Capital Guarantee Trustee all amounts accrued to the date of such termination, removal or resignation.

(g)    Any corporation into which the Capital Guarantee Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Capital Guarantee Trustee shall be a party, or any corporation succeeding to the corporate trust business of the Capital Guarantee Trustee, shall be the successor of the Capital Guarantee Trustee hereunder, provided that such corporation shall be qualified and eligible under the provisions of Article Four of this Agreement, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

ARTICLE V

GUARANTEE

SECTION 5.1     Guarantee

The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by Air T Funding), as and when due, regardless of any defense, right of set-off or counterclaim that Air T Funding may have or assert. The Guarantor’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing Air T Funding to pay such amounts to the Holders.

SECTION 5.2     Waiver of Notice and Demand

The Guarantor hereby waives notice of acceptance of this Capital Securities Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against Air T Funding or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

SECTION 5.3     Obligations Not Affected

The obligations, covenants, agreements and duties of the Guarantor under this Capital Securities Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

(a)     the release or waiver, by operation of law or otherwise, of the performance or observance by Air T Funding of any express or implied agreement, covenant, term or condition relating to the Capital Securities to be performed or observed by Air T Funding;

(b)    the extension of time for the payment by Air T Funding of all or any portion of the Distributions, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Capital Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Capital Securities (other than an extension of time for payment of Distributions, Redemption Price, Liquidation Distribution or other sum payable that results from the extension of any interest payment period on the Subordinated Debentures or any extension of the maturity date of the Subordinated Debentures permitted by the Indenture);

(c)     any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Capital Securities, or any action on the part of Air T Funding granting indulgence or extension of any kind;

(d)     the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, Air T Funding or any of the assets of Air T Funding;

(e)     any invalidity of, or defect or deficiency in, the Capital Securities;

(f)     the settlement or compromise of any obligation guarantied hereby or hereby incurred; or

(g)     any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

SECTION 5.4     Rights of Holders

(a)     The Holders of a Majority in liquidation amount of the Capital Securities have the right to direct the time, method and place of conducting of any proceeding for any remedy available to the Capital Guarantee Trustee in respect of this Capital Securities Guarantee or exercising any trust or power conferred upon the Capital Guarantee Trustee under this Capital Securities Guarantee.

(b)     Any Holder of Capital Securities may institute a legal proceeding directly against the Guarantor to enforce its rights under this Capital Securities Guarantee, without first instituting a legal proceeding against Air T Funding, the Capital Guarantee Trustee or any other Person.

SECTION 5.5     Guarantee of Payment

This Capital Securities Guarantee creates a Guarantee of payment and not of collection.

SECTION 5.6     Subrogation

The Guarantor shall be subrogated to all (if any) rights of the Holders of Capital Securities against Air T Funding in respect of any amounts paid to such Holders by the Guarantor under this Capital Securities Guarantee; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any right that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Capital Securities Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Capital Securities Guarantee. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

SECTION 5.7     Independent Obligations

The Guarantor acknowledges that its obligations hereunder are independent of the obligations of Air T Funding with respect to the Capital Securities, and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Capital Securities Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 5.3.

ARTICLE VI

LIMITATION OF TRANSACTIONS; SUBORDINATION

SECTION 6.1     Limitation of Transactions

So long as any Capital Securities remain outstanding, if there shall have occurred an Event of Default or an event of default under the Trust Agreement, then (a) the Guarantor shall not declare or pay any dividend or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock, (b) the Guarantor shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Guarantor (including other Junior Subordinated Debentures) which rank pari passu with or junior in interest to the Junior Subordinated Debentures or (c) the Guarantor shall not make any guarantee payments with respect to any guarantee by the guarantor of the debt securities of any subsidiary of the Guarantor if such guarantee ranks pari passu or junior in interest to the Junior Subordinated Debentures (other than (a) dividends or distributions in common stock, (b) any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto, (c) payments under this Capital Securities Guarantee and (d) purchases of common stock related to the issuances of common stock or rights under any of the Guarantor’s benefit plans for its directors, officers or employees).

SECTION 6.2     Ranking

This Capital Securities Guarantee will constitute an unsecured obligation of the Guarantor and will rank subordinate and junior in right of payment to all Senior and Subordinated Debt of the Guarantor.

ARTICLE VII

TERMINATION

SECTION 7.1     Termination

This Capital Securities Guarantee shall terminate upon (i) full payment of the Redemption Price of all Capital Securities, (ii) upon full payment of the amounts payable in accordance with the Trust Agreement upon liquidation of Air T Funding or (iii) upon distribution of the Junior Subordinated Debentures to the holders of the Capital Securities. Notwithstanding the foregoing, this Capital Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder of Capital Securities must restore payment of any sums paid under the Capital Securities or under this Capital Securities Guarantee.

ARTICLE VIII

COMPENSATION AND INDEMNIFICATION

SECTION 8.1     Exculpation

(a)     No Indemnified Person shall be liable, responsible or accountable in damages or otherwise to the Guarantor or any Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith in accordance with this Capital Securities Guarantee and in a manner that such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Capital Securities Guarantee or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person’s negligence or willful misconduct with respect to such acts or omissions.

(b)     An Indemnified Person shall be fully protected in relying in good faith upon the records of the Guarantor and upon such information, opinions, reports or statements presented to the Guarantor by any Person as to matters the Indemnified Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Guarantor, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which Distributions to Holders of Capital Securities might properly be paid.

SECTION 8.2     Compensation and Indemnification

The Guarantor agrees:

(a)     to pay to the Capital Guarantee Trustee from time to time reasonable compensation for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(b)     except as otherwise expressly provided herein, to reimburse the Capital Guarantee Trustee upon request for all reasonable expenses, disbursements and advances incurred or made by the Capital Guarantee Trustee In accordance with any provision of this Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to such Capital Guarantee Trustee's negligence, bad faith or willful misconduct; and

(c)     to indemnify each Indemnified Person for, and to hold each Indemnified Person harmless against, any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against, or investigating, any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The obligation to indemnify as set forth in this Section 8.2 shall survive the termination of this Capital Securities Guarantee.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1     Successors and Assigns

All guaranties and agreements contained in this Capital Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Capital Securities then outstanding.

SECTION 9.2     Amendments

Except with respect to any changes that do not materially adversely affect the rights of Holders (in which case no consent of Holders will be required), this Capital Securities Guarantee may only be amended with the prior approval of the Holders of at least a Majority in liquidation amount (including the stated amount that would be paid on redemption, liquidation or otherwise, plus accrued and unpaid Distributions to the date upon which the voting percentages are determined) of all the outstanding Capital Securities. The provisions of Article VI of the Trust Agreement with respect to meetings of Holders of the Securities apply to the giving of such approval.

SECTION 9.3     Notices

All notices provided for in this Capital Securities Guarantee shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by registered or certified mail, as follows:

(a)         If given to the Capital Guarantee Trustee, at the Capital Guarantee Trustee’s mailing address set forth below (or such other address as the Capital Guarantee Trustee may give notice of to the Holders of the Capital Securities):

Delaware Trust Company

251 Little Falls Dr.

Wilmington, Delaware 19808

Attn: Corporate Trust

(b)         If given to the Guarantor, at the Guarantor’s mailing address set forth below (or such other address as the Guarantor may give notice of to the Holders of the Capital Securities):

Air T, Inc.

5000 W 36th St, Suite 130

Minneapolis, MN 55416

(c)         If given to any Holder of Capital Securities, at the address set forth on the books and records of Air T Funding.

All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

SECTION 9.4     Benefit

This Capital Securities Guarantee is solely for the benefit of the Holders of the Capital Securities and, subject to Section 3.1(a), is not separately transferable from the Capital Securities.

SECTION 9.5     Governing Law

THIS CAPITAL SECURITIES GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MINNESOTA, PROVIDED, HOWEVER, THAT THE IMMUNITIES AND STANDARD OF CARE OF THE TRUSTEE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE.

[Signature Page Follows]

THIS CAPITAL SECURITIES GUARANTEE is executed as of the day and year first above written.

AIR T, INC., as Guarantor

By:	/s/ Nick Swenson
Name: Nick Swenson
Title: President and Chief Executive Officer

DELAWARE TRUST COMPANY, As Capital Guarantee Trustee

By:	/s/ Thomas Musarra
	Name:	Thomas Musarra
	Title:	Vice President